PRESS RELEASE
Exhibit 99.1

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: April 12, 2010	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
ACQUIRES REYNOLDSVILLE CASKET COMPANY

PITTSBURGH, PA, April 12, 2010 -- Matthews International Corporation (NASDAQ NMS: MATW) today announced its acquisition of Reynoldsville Casket Company (“Reynoldsville”).  Reynoldsville, which is headquartered in Reynoldsville, Pennsylvania, is a manufacturer and distributor of caskets primarily in the Northeast region of the United States.  Terms of the transaction were not immediately disclosed.  Reynoldsville reported sales of approximately $13 million in calendar 2009.

Joseph C. Bartolacci, President and Chief Executive Officer of Matthews, stated:  "Reynoldsville is a well-respected company in the casket industry and we are pleased to have them join Matthews.  The combination of our businesses is designed to provide us with synergies in the manufacturing and distribution of our products and to expand the casket product offerings for Reynoldsville customers."

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; granite memorials; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                                     2 of 2                                                                              April 12, 2010

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.